Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

YETI HOLDINGS, INC.

YETI Holdings, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”),

DOES HEREBY CERTIFY:

FIRST:  That the Certificate of Incorporation of the Corporation is hereby amended by deleting the Article thereof numbered “FOURTH” in its entirety and replacing the same to read as follows:

“FOURTH:

(a) The total number of shares that the Corporation has authority to issue is four hundred million (400,000,000) shares of common stock, par value $0.01 per share (the “Common Stock”).

(b) Effective upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware (the “Effective Time”), every one (1) share of Common Stock issued and outstanding or held by the Corporation in treasury as of immediately prior to the Effective Time hereby is automatically, without any action on the part of the Corporation or any holder thereof, reclassified into 0.397 shares of Common Stock (the “Stock Split”).  Notwithstanding the foregoing, no fractional shares of Common Stock shall be issued as a result of the Stock Split.  In lieu of issuing fractional shares of Common Stock that may result from the Stock Split, upon the due surrender of any applicable stock certificate(s) representing shares of Common Stock issued and outstanding immediately prior to the Effective Time by the holder thereof, the Corporation shall pay to each such holder otherwise entitled to receive a fractional share of Common Stock as a result of the Stock Split an amount in cash equal to the fair value thereof, as determined in good faith by the Board of Directors of the Corporation.  From and after the Effective Time, the shares of Common Stock shall be uncertificated and, upon the surrender of a stock certificate or certificates that represented shares of Common Stock issued and outstanding immediately prior to the Effective Time, such certificate shall be cancelled and the Corporation shall not issue any new certificate or certificates representing the number of whole shares of Common Stock to which such person is entitled pursuant to this paragraph.  To the extent the Corporation has not already done so, the Corporation shall, upon the surrender by any holder of a stock certificate or certificates that represented shares of Common Stock issued and outstanding immediately prior to the Effective Time, pay to the holder thereof any cash to which such holder may be entitled in lieu of fractional shares of Common Stock as provided for herein.”

SECOND:  That the foregoing amendment was duly adopted in accordance with Section 242 of the DGCL, with the stockholders acting by written consent in lieu of a meeting in accordance with Section 228 of the DGCL.

[Remainder of Page Intentionally Blank — Signature Page Follows.]

IN WITNESS WHEREOF, the undersigned officer of the Corporation does hereby execute this Certificate of Amendment this       day of            , 2018.

YETI HOLDINGS, INC.

By:
Name: Matthew J. Reintjes
Title: Chief Executive Officer